                                                                    Exhibit 16.1
April 30, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the second paragraph of Item 4 included in the Form 8-K's dated
April 30, 2002 of Kaiser Aluminum Corporation and of Kaiser Aluminum &
Chemical Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Houston, Texas

cc:      John T. La Duc.
         Executive Vice President and Chief Financial Officer
         Kaiser Aluminum Corporation
         Kaiser Aluminum & Chemical Corporation